United Realty Trust Incorporated 10-Q

EXHIBIT 4.6

SECOND AMENDMENT

TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

UNITED REALTY CAPITAL OPERATING PARTNERSHIP, L.P.

This SECOND AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP OF UNITED REALTY CAPITAL OPERATING PARTNERSHIP, L.P. (this "Amendment") is made as of May 20, 2014, and is executed on May 20, 2014, by and among United Realty Trust, Inc., a Maryland corporation, in its capacity as the general partner (the "General Partner") of United Realty Capital Operating Partnership, L.P., a Delaware limited partnership (the "Partnership"), and URTI LP, LLC, the initial limited partner of the partnership, a Delaware limited liability company (the "Initial Limited Partner"). Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Agreement of Limited Partnership of the Partnership, dated as of August 15, 2012 (the "Original Partnership Agreement").

RECITALS:

WHEREAS, the General Partner and the Initial Limited Partner entered into the Original Partnership Agreement on August 15, 2012, as amended by that certain First Amendment to Agreement of Limited Partnership of United Realty Capital Operating Partnership, L.P., dated April 24, 2013 (the First Amendment to Agreement of Limited Partnership of United Realty Capital Operating Partnership, L.P. and the Original Partnership Agreement are hereinafter collectively referred to as the “Partnership Agreement”)

WHEREAS, pursuant to Section 14.1 of the Original Partnership Agreement, the parties hereto desire to amend the Partnership Agreement to a new unit of the Partnership.

NOW THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Section 2.3 of the Original Partnership Agreement is hereby deleted in its entirety and the following new Section 2.3 is substituted in its place:

The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is the Corporation Service Company, 2711 Centerville Road Suite 400, Wilmington, Delaware 19808. The principal office of the Partnership shall be 60 Broad Street, 34th Floor, New York, New York 10004, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

2.	Article I of the Partnership Agreement is hereby amended to include the following additional definition:

“‘MB Unit’ means means a Partnership Unit which is designated as an MB Unit of the Partnership.

3.	Article I of the Partnership Agreement is hereby amended to include the following modified definition:

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder. Partnership Units consist of GP Units, OP Units, MB Units and Sponsor Preferred Units and any classes or series of Partnership Units established after the date hereof. The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in Exhibit A, as such Exhibit may be amended from time to time. The ownership of Partnership Units shall be evidenced by such form of certificate for Partnership Units as the General Partner adopts from time to time unless the General Partner determines that the Partnership Units shall be uncertificated securities.

4.	Section 4.1(c) of the Partnership Agreement is hereby amended by deleting the first sentence and replacing it with the following:

“The Partnership shall have four classes of Partnership Units, entitled “GP Units”, “MB Units”, “OP Units” and “Sponsor Preferred Units”, respectively.”

5.	Exhibit A of the Original Partnership Agreement is hereby deleted in its entirety and the following new Exhibit A is substituted in its place:

Exhibit A

Partners’ Contributions and Partnership Interests

Name and Address of Partner	Type of Interest	Class or Series of Partnership Units	Capital Contribution	Number of Partnership Units	Percentage Interest of Class or Series of Partnership Units
United Realty Trust Incorporated 60 Broad Street, 34th Floor New York, New York 10004	General Partner Interest	GP Units	$100,000	9,091	100%
	Limited Partner Interest	Sponsor Preferred Units	$50,000	500,000	100%
	Limited Partner Interest	OP Units	$10,389,121	1,002,443	99.08%
Corporate Thirteen Inc 162-35 12th Road Whitestone, NY 11357	Limited Partner Interest	OP Units	$100,000	9,091	0.90%
URTI LP, LLC 60 Broad Street, 34th Floor New York, New York 10004	Limited Partner Interest	OP Units	$2,000	182	0.02%
MB Unit Partners c/o United Realty 60 Broad Street, 34th Floor New York, New York 10004	Limited Partner Interest	MB Units	$1,700,000	17	100%

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6.	A new Article 17 is hereby added to the Original Partnership Agreement as follows:

“Article 17

MB UNITS

17.1      Designation and Number.

A series of Partnership Units in the Partnership, designated as the “MB Units,” is hereby established. The initial number of MB Units shall be 200. Except as set forth in Articles 4, 5, 6, 13, 16 and this Article 17, and except where the context elsewhere in this Agreement otherwise requires, MB Units shall have none of the rights, privileges and preferences of Sponsored Preferred Units, GP Units or OP Units.

17.2      Preferred Return.

Holders of MB Units shall be entitled to a preferred return as defined in their Issuance of Additional Partnership Interests Agreement.

17.3      Voting Rights.

Holders of MB Units shall not have any voting rights, except with respect to those matters required by law, in which case holders of MB Units only shall vote as a single class.

17.4      Redemption.

The General Partner shall redeem MB Units within a time period as defined in the relevant Issuance of Additional Partnership Interests Agreement for such MB Units.

17.5      Capital Contribution.

The holders of MB units have made the Capital Contributions as set forth in Exhibit A.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date and year first aforesaid.

GENERAL PARTNER:

UNITED REALTY TRUST, INC.

By:	/s/ Jacob Frydman
Name: Jacob Frydman
Title: Jacob Frydman

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